First Chester County Corporation


FOR IMMEDIATE RELEASE EDITOR: The following information is for immediate release. If you have any questions, please contact John C. Stoddart, Shareholder Relations Officer of First Chester County Corporation at 484-881-4141, or john.stoddart@1nbank.com.

                        First Chester County Corporation
                             Increases Dividend 3.6%


(November 23, 2004--West Chester) - The Board of Directors of First Chester County Corporation and its wholly-owned subsidiary, First National Bank of Chester County, are pleased to declare a regular fourth quarter cash dividend of $0.1425 per share, payable January 3, 2005 to shareholders of record December 1, 2004. This dividend represents a 3.6% increase over 2003's fourth quarter dividend of $.1375. With this dividend increase, the total dividend for 2004 will be $0.5550, a 2.3% increase over 2003's total dividend of $0.5425.


The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.


This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 4,556,874 shares outstanding and is traded in the over-thecounter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.